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CONFERENCE CALL TRANSCRIPT

VOXX - Q4 2005 AUDIOVOX CORPORATION EARNINGS CONFERENCE CALL

EVENT DATE/TIME: FEB. 14, 2006 / 10:00AM ET

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FEB. 14, 2006 / 10:00AM, VOXX - Q4 2005 AUDIOVOX CORPORATION EARNINGS CONFERENCE
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FEB. 14, 2006 / 10:00AM, VOXX - Q4 2005 AUDIOVOX CORPORATION EARNINGS CONFERENCE
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CONFERENCE CALL PARTICIPANTS

GLENN WIENER

PATRICK LAVELLE

MICHAEL STOEHR

JOHN BUCHER

RICHARD GREENBERG

PRESENTATION

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OPERATOR

Good day, ladies and gentlemen and welcome to the fourth quarter 2005 Audiovox
Corporation earnings conference call. At this time all participants are in a listen only mode. We will be conducting a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS).

As a reminder, this conference is being recorded for replay purposes. And now I would like to turn the presentation over to your initial host for today's call,
Mr. Glenn Wiener. Please proceed, Sir.

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GLENN WIENER

Good morning, everyone, and welcome to Audiovox's fiscal 2005 fourth quarter and year end conference call. As the operator mentioned, today's call is being webcast from the Company's web site, www.Audiovox.com, under the investor relations section and a replay has been arranged for those who are unable to participate today.

The replay will be available approximately one hour after the completion of the call or by dialing 888-286-8010 and entering passcode 15867938.

Fiscal 2005 fourth quarter and year in results were released yesterday after market close. If you have not received a copy of the announcement you can obtain one by calling my office after the completion of this call or by visiting the
Company's web site. Additionally our Form 10-K for the year ended November 30 was filed this morning. It can be found on our web site under SEC filings. Now to the matter at hand.

Speaking for management this morning will be Patrick Lavelle, President and CEO, and Michael Stoehr, Senior Vice President and Chief Financial Officer. Both will make opening remarks before opening up call for questions.

Before getting started I've been instructed by legal counsel to read the following Safe Harbor statements. Except for historical information contained herein statements made on today's call and on today's web cast that would constitute forward-looking statements may involve certain risks or uncertainties. All forward-looking statements made are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors among others may cause actual results to differ materially from the results suggested in the forward-looking statements.

These factors include but are not limited to risks that may result in changes in the Company's business operations, our ability to keep pace with technological advances, significant competition in the mobile and consumer electronics businesses, relationships with key suppliers and customers, quality and consumer acceptance of newly introduced products, market volatility, nonavailability of products, excess inventory, price and product competition, new product introductions, the possibility that the review of our prior filings by the SEC may result in changes to our financial statements, and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or -- and our officers and directors as a result of any numerous statements or other corporate actions.

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FEB. 14, 2006 / 10:00AM, VOXX - Q4 2005 AUDIOVOX CORPORATION EARNINGS CONFERENCE
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Risk factors with our business including some of factors set forth herein are detailed in the Company's Form 10-K for the year ended November 30, 2005.

Thank you again for your participation; and at this time I would like to introduce Patrick Lavelle, President and CEO of Audiovox Corporation. Patrick.

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PATRICK LAVELLE

Thank you, Glenn, and good morning everyone. I'd like to start today's call by briefly reviewing our fourth quarter and year end results while addressing the business and industry issues that have impacted our performance. I'll then turn the call over to Michael who will provide more insight into our financials.

Yesterday we reported fourth quarter sales of 156.3 million which is an increase of about 5% versus the fourth quarter last year. For our fiscal year, however, our sales were off 4%, coming in at 539.7 million compared to 563.7 million in fiscal 2004. We reported a net loss per share from continuing operations of
$0.37 compared to a loss per share of $0.10 reported in the fourth quarter of last year. And for the year net loss per share from continuing operations was
$0.30 compared to breakeven reported last fiscal year.

Including discontinued operations we reported a fourth quarter net loss per share of $0.46 compared to a net income per share of $3.02 in the fourth quarter last year. Note, however, that last year's net income included a $3.05 per share gain from the sale of our cellular business.

Mobile electronics represented 63% of our sales versus 72% last year. Consumers sales were 37% this year versus 28% last year.

Mike will cover, obviously, our financials in just a few moments but before he does I'd like to address the inventory write-downs taken this quarter to explain why we have taken these charges now and will position us in the future.

The inventory write-down covers three very distinct areas. The largest at 6.8 million relates to discontinuance of certain aftermarket product lines and products. The second represents 2 million and relates to the end of life OE products and the third to the normal obsolescence cycle of the electronics industry.

Let me cover the largest component first. We have discontinued the Audiovox
Navigation and Audiovox Rampage and Prestige auto sound lines. Done as part of a long-term plan put into effect when we purchased the Jensen brand and purchased because we believe it was stronger than our existing ones in the Autosound category. Our business strategy has been to launch our own Jensen products and, based on network and consumer acceptance, eventually move all of our Autosound business to the Jensen and Phase Linear by Jensen brands.

In 2005 based on the successful relaunch of the Jensen brand from the prior year, we stopped bringing in new sound products under the Audiovox Prestige and
Rampage and began closing out existing products. Additionally, the [ESSA] and
Verge private-label programs for Circuit City ended as well.

We have essentially completed the closeouts and at this point the only sales that are under these brands that remain are our returns and refurbished goods, all of which can only be sold at distressed gross margins. Every year at the CE show in January manufacturers announce post-holiday pricing that sets new floors for pricing. Based on a review of prices after the show it became apparent to us that it would actually cost more to refurbish and handle the remaining inventory in these product lines that it would be to write them down.

Newly established selling prices from the competition on similar product will be lower than what we can charge for these discontinued items. As an example, if it takes 35% to handle, refurbish, and ship our product but its value is only $0.30 on the dollar, it is just not economically wise to refurbish.

The same situation exists for our versatile video line. In Q1 last year, I announced that we would exit the video-in-a-bag business as a response to the continued decline in the marketplace. By Q3 we had sold the bulk of our new product inventories and since that time most of our sales have been returns and refurbishd models. Now with post-holiday prices on parable DVD players reaching an all-time low we will be forced to sell the balance of this obsolete inventory at cents on the dollar, which simply does not make economic sense.

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FEB. 14. 2006 / 10:00AM, VOXX - Q4 2005 AUDIOVOX CORPORATION EARNINGS CONFERENCE
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Therefore we have taken a charge on the remaining inventories of this brand as well as closing out the private-label liquid video program for Circuit City in favor of Jensen. As I said a few minutes ago, 6.8 million of the write-down can be attributed to these discontinued aftermarket products and brands.

The second element of the write-down relates to OE products. By their nature,
Original Equipment products have distinct life cycles as they are developed for a potential particular vehicle model or a particular model here. At the beginning of 2006, we also evaluated the remaining inventories for several OE products that had reached the end of their life and determined that the remaining inventories would not be purchased by the customer and would have to be scrapped or liquidated.

Finally, there is the portion of the write-down that relates to the normal obsolescence cycle of the electronics industry. Two factors control that lifecycle. One is technology and the other is relatively new and relates to price erosion by a new form of competition coming from our customer rather than manufacturers. The lifecycle of most consumer electronic products is short, affected by technology developments that make manufacturing cheaper and create price erosion. This paves the way for the introduction of subsequent models of the same type of product often with more features and for less money than the original.

As a result, Audiovox and many other consumer electronics suppliers write down products every quarter. This obsolescence cycle is not going to go away.
Technological advances will continue and we are grateful that they do as new product is the lifeblood of our Company.

In addition, in recent years big box retailers, sourcing product direct under house brands have become a bigger component of price erosion issues. They bring in product on a direct basis and establish lower opening price points which in turn effectively lowers all levels in the category.

Our gross profit margins for the year were 11.3% which is off considerably from the past year and well under the targets for our electronics group. Our margins were negatively affected by several factors. The write-down of discontinued
brands and OE products, the shift to more consumer electronics sales that are at traditionally lower margins. No margins on the satellite radio sales of
Plug-N-Play units for almost half the year. Increased freight cost, associated with selling more units at lower prices to achieve the same sales targets.
Increases in freight cost to accommodate our growth of larger sized LCD TV products and more MDF funds associated with the increase in big box retail sales.

For 2006, we are actively reviewing all operational issues with the intent to further reduce shipping and handling costs and mitigate the effect they have on gross margins. We have hired a new Senior VP of Operations with extensive logistics management experience, who comes to us from a $10 billion consumer electronics giant. We are looking to streamline our operations for sufficiencies and simultaneously position us for growth.

In 2006, we do not expect to discontinue any brands or product lines. Therefore we do not anticipate a reoccurrence of the charges taken this year.

Also our new arrangement with XM, which I will cover in a minute, should eliminate a recurrence of the write-down on our Plug-N-Play systems that were taken in 2005. These steps, coupled with new higher margin products scheduled for the second half, should help us attain more traditional margins for 2006.

Now if I may, I would like to address the year. We entered 2005 knowing that the year would be marked by substantial challenges. One of our largest product categories, mobile video, was undergoing a major market shift and by the third quarter satellite radio, which had been pegged as one of our growth drivers for
2005, also underwent a dramatic change. We had just acquired Terk and were working hard to assimilate them into our marketing and distribution mix and finally we were adjusting for the divestiture of our cellular company and the subsequent changes to our administrative structure. All this in addition to the normal challenges of the consumer electronics business.

Our mobile electronics business which consists primarily of mobile video, satellite radio, car audio, security, remote start and mobile accessories had sales of 339 million, down almost 16% from the prior year. This reduction in sales was due primarily to the changes in the mobile video market.

Excluding mobile video, sales in the Mobile Electronics group grew 10%
year-over-year. year. Mobile video, once one of our biggest growth drivers, continues to suffer from the ongoing shift from video-in-a-bag systems to lower-cost, lower featured portable DVD players and the increased presence of
OE's offering Mobile Video systems as standard equipment. Not to mention the continuing decline in SUVs.

The changes in the Mobile Video marketplace have prompted us to exit the bag business and discontinue our versatile video brand, so that we can concentrate our efforts on innovative installed video solutions such as our new removable
DVD/PC headrest player and smaller footprint overheads that expand sales opportunities beyond SUVs to the new smaller crossover vehicles and passenger cars.

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We have introduced new headrest systems and overheads, including ones with larger screens not available at the OE level and even dual screen overheads.
Customized solutions that should restore margins to more historical levels.

Our DVD shuttle product, which you heard a lot about last year, was recently named one of the 10 Best Products by David [Pogue] of The New York Times. And
sales of this product continue to grow. As I said before, our dollar sales in mobile -- Mobile Video that is -- will not be what they were in years past as the category has changed; but it is still a very viable market and one that we plan to continue to capitalize on.

Despite the negatives of the past two years we remain the market leader and have been for five years in a row. We continue to introduce innovative products like the dual screen overhead that just won a CEA Design Award -- our third in three years. We have strong relationships in place with our power retailers, OEs, and the 12-volt specialists. And, finally, we expect Mobile Video to return to more traditional margins in 2006 as we have seen a 7% improvement to Mobile Video margins in the fourth quarter.

In satellite radio, we enjoyed strong unit sales despite the well-publicized issues impacting the category. As you know in the third quarter, one of our major competitors dropped prices on their Plug-N-Play units by half, which resulted in us adjusting pricing and taking an inventory write-down of 3.7 million for on-hand inventory. Unit sales for satellite radios were strong;
however, we knew the product write-down would impact our fourth quarter sales as we moved through our Plug-N-Play inventories (technical difficulty) that were half of what we had anticipated and at little or no gross margin.

During last quarter's call, I also said that we would need to change our business model in this category to mitigate exposure to the volatility of the market and prevent future recurrences. We have done that. And believe we will be able to maintain profitability in this category despite market changes that may occur. The agreement with XM should help us achieve our goal of the coming the number one supplier of XM products in the aftermarket.

We are excited about our product line of 2006 and especially with the new XM
Xpress Plug-N-Play unit and the exciting XM Passport, an Audiovox exclusive. For those of you who did not know about it, Passport is the next generation of XM product. It is approximately 40 times smaller than the original trunk mount XM radio tuner introduced just four years ago and it will let an XM subscriber move the XM service from one passport compatible product to another, allowing them to receive XM satellite radio on many devices with only one subscription.

The tiny passport cartridge contains the entire XM tuner needed to deliver XM satellite radio to a wide array of XM-ready products, including home stereo, home theater systems, DVD players, mini micro shelf systems, car radios, clock radios and boomboxes. The XM Passport is inserted into a docking station connected to the product or it is inserted directly into a port built into the unit.

During 2006, a wide variety of Passport-compatible products will hit the market from manufacturers like Yamaha, [Denon], [Honkeo] Pioneer, Sony, LG, JVC,
Samsung and a host of others. And all of these units must use the Audiovox
Passport.

Car audio proved to be one of the brightest spots for 2005 as market receptiveness to our Jensen and mobile multimedia line was so good that sales in the category more than doubled over last year. At the CE Show, we introduced a new series to the Jensen line called IntelliCar. These products take advantage of the latest technology such as Bluetooth, touch screens, satellite radio, navigation, Windows media, iPod, and MP3. As the convergence of in-car communications, navigation and entertainment continues, we expect our tents and
IntelliCar products to position us as a dominant player in this category.

In 2006, we will enter the growing portable GPS market with products in both our consumer and Mobile Electronic lines. Two consumer models will be available in the spring and the mobile unit shown on CNBC during the CE Show will be ready in the early summer. All will be XM Passport-compatible and the mobile unit will double as an XM Plug-N-Play receiver, as well as a GPS unit.

We believe that the uniqueness of this particular GPS product will allow us to hold margin in the category that is growing very quickly and likely to see
Consumer Electronic-like margins as the competition pushes its product to a commodity level. We are expanding our collision avoidance product line as this category also is being catapulted into the media spotlight, thanks to legislation before Congress, aimed at stopping the thousands of childhood deaths.

We have a full line that includes backup sensors. rear observation cameras and two innovative products -- a license plate frame camera and trailer hitch system. Again this is a niche market which should give us full margin.

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FEB. 14. 2006 / 10:00AM, VOXX - Q4 2005 AUDIOVOX CORPORATION EARNINGS CONFERENCE
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Our 2006 Mobile Electronics line up is strong with depth of product and respected brands. We expect to get back to traditional profit levels in this category, making Mobile Electronics the profit driver it has been for most of our history.

Sales in our Consumer Electronics group grew almost 25% year-over-year as we posted the best CE sales in our Company's history. Strong demand for LCD flat-panel TVs and our portable DVD players fueled this growth as LCD TV unit sales more than doubled and according to NPD we achieved the number two market share position in the portable DVD category.

In LCD TV the 2006 product lineup features larger screen sizes. LCDs in 32 and
37 inch models and new 42 and 50 inch plasma models introduced at CES, which we anticipate will be in stores by summer. Our success in this program continues to be with regional power retailers and smaller chains, again, an example of successful niche marketing. Unit sales of our portable DVD products were up 88%
this year and dollar sales were up 38%, despite a nearly 25% decline in average selling prices. This is one product category that has really been affected by retail or direct import programs.

Although portable DVDs did represent a growth area for Audiovox in 2005, we are watching this category as we believe it will have substantial volatility in 2006 as prices continue to erode, particularly on the entry level units. However, to offset part of this volatility, we have structured a new arrangement with our manufacturers which will share our exposure on product lifecycles, price erosion and returns.

And perhaps the most exciting product shown at CES was our brand-new and very innovative home speaker concept, Home Decor, which we are marketing under the acoustic research brand. Not only does this line mark the resurgence of the AR brand it is also a patent pending design concept that we believe will forever change the way speakers fit into a home. The AR brand although respected was virtually invisible in the market when we acquired it from Record Time several years ago. We knew that its relaunch would require a product line with the same high quality that was the signature of AR for years.

Home Decor meets this criteria as it marries high-performance with high style fitting into a consumer's lifestyle whether it is contemporary, modern, traditional or classical. Response to Home Decor at the CE Show was nothing short of phenomenal. The press swarmed our booth and customer reaction was very gratifying.

We are working right now with our retail partners to develop merchandising concepts that will ensure the consumer gets the story at the retail level. The first products are due to arrive in about two months and we expect to see Home
Decor at retailers by summer.

To sum up, let me say this. 2005 was a transition year where many different business issues were addressed. We rationalized our product lines. We rationalized our product SKUs. We said we would clean up the inventory position to pave way for new product introductions and healthier margins and we believe we are there. We said we would modify our business model in satellite radio and we have. We said we would focus on relaunching the Jensen brand, we did, and are very happy with Jensen's performance and potential as well as the potential of
AR with our Home Decor launch. We built on the Terk acquisition with our recent partnership with XM. We said we would reduce the administrative overhead and we have.

New product introductions have been our hallmark and 2006 will be no exception.
All of the products introduced at CES should command higher gross margins but, remember, we will place most of these products late in the second quarter with their impact to our numbers coming mostly in the second half. There is potential for Audiovox to grow up organically and through acquisition. Our focus for 2006 is return to the profitability levels of the recent past.

Before turning the calls over to Michael I would like to make one final statement. The Audiovox portfolio of brands is stronger than it has ever been with enough flexibility among brands to virtually eliminate channel conflict.
Our fortunes are not tied to any one category and we have a wide variety of products available in every segment. We are aligned with the right technology partners and manufacturers and have competitive advantages in securing products
(indiscernible) to our size. Our distribution network is wide and no single customer represents more than 10% of our business. We have realigned our organization to operate more efficiently and are placing a greater emphasis on improving our systems and controls and customer support.

Finally, we began 2006 with over 160 million in cash to invest in our business and strategic acquisitions. And let me assure you that the search for the right acquisition is ongoing and very active. Make no mistake. We are committed to a far better 2006.

At this point, I'd like to turn the call over to Michael. Mike.

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MICHAEL STOEHR

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FEB. 14, 2006 / 10:00AM, VOXX - Q4 2005 AUDIOVOX CORPORATION EARNINGS CONFERENCE
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Thanks Pat. Good morning everyone. Consolidated sales for the first quarter were
156.2 million versus 148.8 million last year. Sales in our consumer group increased 12.7% to 63.1 million for the quarter versus 56 million last year.
Consumer accounted for 40% of our total revenue in the fourth quarter 2005 versus 37% last year. Sales of our Mobile Electronics were 93 million versus
92.8 million last year. The increase in consumer sales as Pat has explained was from the higher sales of LCD TVs and a strong demand for our portable DVD players.

Mobile Electronics experienced decline in Mobile Video revenue, which was offset by increases in Jensen, Terk, and satellite radio sales. In regards to the writedown during the fourth quarter after post-holiday pricing reviews that included information obtained while tending the Consumer Electronics show as well as the year in review of original equipment products and other products, we decided to increase our inventory write-down for obsolescence by 8.8 million or
5.3 million after-tax over our normal quarterly obsolescence reserves. For a total provision of 10 million for the quarter for an after-tax charge of $6.1 million.

The provision influenced charges for discontinued products, discontinued product line, and end of life products in various programs. Approximately 5.2 million or
60% of this increase provision is to write off inventory which will no longer be sold through our distribution system. This act should eliminate the impact that these discontinued products have on the sales of current products. In addition a portion of the provision is for inventory that will be sold as is at a reduced price.

Gross margins for the fourth quarter was 6.2% versus 16.3% last year. This is a result of inventory provisions of 10 million, Plug-N-Play satellite products sold at cost or close to cost for the reasons we discussed in the third quarter.
Shift in our sales mix from mobile and consumer electronics as our consumer electronics traditionally carry a lower gross margin. Increased freight and warehouse costs that relate to larger size product shipments and an increase in number of shipments. Offsetting some of these negative impacts were proved margins in Mobile Video, Jensen, Code and Terk products. Although Mobile Video revenue has shown declines, the gross margins improved during the quarter versus last year.

Overhead for the quarter was 23 million versus 29 million last year. This was the result of reductions in ,salaries professional fees and selling expenses, including advertising, T&E, and trade (inaudible). In addition the fourth quarter reflects the cost reduction programs put in place at the end of the second quarter.

During the fourth quarter we also wrote down the remaining balance of shares that we held in the [sellsoft] corporation.

The net worth from continuing ops was 8.3 million with a loss per share of
$0.37. Including discontinued operations, the net loss was 10.2 million with a loss per share of $0.46. Included in discontinued operations was completion of the sale of a Malaysian operations which created an after-tax charge of 2 million or $0.09 a share.

For the full year Audiovox reported net sales of 539.7 million, a 4.2% decrease from 563.4 million for fiscal 2004. Mobile sales were 339 million and consumer sales were 200 million, an increase of 24.9%.

Gross profit margins were 11.3% versus 15.9% last year. This is partially a result of lower margins the early part of the year in our Mobile Video group and a 16.9 million charge to inventory. The charge was made up of 7.9 million for discontinued products and product lines, a 3.8 million charge related to satellite radio as previously discussed, and 2 million for end of life OE products and a 2.3 million normal obsolescence charge.

The shift in sales to consumer electronics as I mentioned in the fourth quarter also impacted this fiscal year, again, as margins for consumer electronics are traditionally lower than mobile. There was a positive impact in margins from
Jensen, Code, Terk and Audiovox LCD TVs. Through the last half of the year mobile video sale margins also showed signs of improvement.

Overhead for the fiscal year declined as a result of reduction plan which began to take effect in the second half of the year. For the first half of fiscal year
2005, overhead increased by 4.1 million versus last year. For the second half of fiscal 2005, overhead declined 6.7 million versus last year. During the second half of fiscal 2005, expenses declined across most categories with professional fees and salaries among the higher amounts. We also had 3 million in expenses associated with the Terk acquisition during fiscal 2005 which did not occur in fiscal 2004. The net loss for the year from continuing operations was 6.6 million or $0.30 a share.

Our cash flows show a used from operations of 42.1 million. Of this cash used approximately 41 million was for the attainment of income taxes primarily as a result of the gain in sale of cellular. Our working capital for fiscal 2005 was
340 million versus 361 in 2004. Impacting the change in working capital was the purchase of Terk for $15 million.

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FEB. 14, 2006 / 10:00AM, VOXX - Q4 2005 AUDIOVOX CORPORATION EARNINGS CONFERENCE
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Accounts receivable turns have improved 4.4 times. Inventory turns have also have improved from last year even when adjusted for the writedown. As of today, our cash balance is 162 million versus 123 million at the end of fourth quarter
2005. This is an increase of 39 million. This comes from reduction in inventory balances as our buying programs take effect and also a reduction in our accounts receivable. During the fourth quarter we repurchase 150,000 shares of our common stock or approximately $2 million.

Today we also announced a change in our fiscal year from November 30 to February
28 and a change in our SIC code. The fiscal year date change will bring our fiscal year in line with our normal seasonal patterns and will allow a better view over the Company's annual performance. Our quarterly reporting dates will remain the same. The change in the SIC code places us in a more realistic peer group.

We are also pleased to note that at the completion of our 404 audit we had no material weakness and our patrols are being effective. Of the results of the action we've taken this year we really have a strong balance sheet with strong cash positions.

We will not be providing specific financial guidance at this time. However, I would like to make a few statements regarding our expectations for the year. As
Pat mentioned, we anticipate that our revenue and profits during the second half of '06 will be greater than the first half as we begin to realize the impact of new product introductions within both the mobile and consumer segments. Given the seasonality of our business and considering the due dates for the quarters from the change of our fiscal year, we should expect our first quarter ending
May 31, second quarter ending August 31st, and third quarter ending November 30 to show sequential improvement in our sales margins and profit.

Our fourth quarter, which will end on February 28, 2007, will be our slowest.
This will also occur this year where our quarter ending December 1 through
February 28 will be called the transitional quarter. We have already taken significant steps to reduce our overhead. However there's always room for improvement and our new Senior VP of Operations will be looking at a number of ways to make this better.

As we move into the third quarter ending November 30th we anticipate our gross margins will return to a more historical level on higher sequential sales. For the full year, we expect to be profitable despite the fact that overall sales will be flat for '05. We have a number of exciting feature-rich and higher margin products across all lines which, as they have always done, will replace sales of lines that have reached maturity.

We believe that we have the right mix that will positively impact profits and place us in a better position with sustainable growth and profits in '04.

Thank you and I'm here to address any of your questions. Pat.

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PATRICK LAVELLE

Thank you, Mike, and at this time I'd like to open up the call and take your questions. Please refer your questions to Mike or myself. Operator.

QUESTION AND ANSWER

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OPERATOR

(OPERATOR INSTRUCTIONS) John Bucher with Harris Nesbitt.

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JOHN BUCHER

I would like to follow up on Michael's comments on expectations for 2006. I understand you expect to be profitable in 2006 and that you are expecting revenues to be flat for 2005?

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MICHAEL STOEHR

Yes, John. This is Michael. That is correct.

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FEB. 14, 2006 / 10:00AM, VOXX - Q4 2005 AUDIOVOX CORPORATION EARNINGS CONFERENCE
CALL
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JOHN BUCHER

I'm just wondering putting the change in the fiscal year aside and putting 2006 aside I am just wondering if you can share with us the Company's target financial model? What are your expectations for gross margin, operating margin?
And if you can do that also by segment consumer and mobile electronics?

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MICHAEL STOEHR

As we said we really don't want to. We are not really giving guidance (MULTIPLE
SPEAKERS)

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JOHN BUCHER

I'm not asking for guidance I'm not asking for when. I'm just asking for what the target financial model is.

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MICHAEL STOEHR

I'm going to come to that. So as I said we expect the margins to come back to traditional levels. We expect some reduction in the overhead of the Company and that will occur across the lines in that you'll see most of the increase in sales and margins in the back half of the year.

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JOHN BUCHER

I think in the past you've indicated that you are comfortable with a 5%
operating margin. Again I am not putting any timeline or any calendar or fiscal year period with this. Is it still a 5% operating margin, the Company's overall target sort of financial model that we should be thinking about?

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PATRICK LAVELLE

Yes. That is still our target. As far as reaching it, obviously, we are looking at placement of the new product that we've brought in. It's a little early to tell as to what the sell-through is going to be but based on historical levels, that is our target.

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MICHAEL STOEHR

This is Michael again. I just wanted -- just in reference to next year we will see where we are expecting an increase in mobile electronics year-over-year.

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JOHN BUCHER

Now turning to some of the fiscal 2006 specific items, can you give us an idea whether you indicated some future efficiencies in overhead. What should we expect as far as OpEx expenses year-over-year, should they be flat on an absolute basis? And then also, if you could give us an idea on what your expectations are for tax rates?

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MICHAEL STOEHR

You can look into OpEx expenses being down year-over-year and the tax rate --
what you need to do, John, is when you see the interest income that we pick up.
That's after-tax. So what you need to do is you subtract that from the pre-tax line and rate it back, depending on what you see, 35% for federal and [40%] for state.

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JOHN BUCHER

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FEB. 14, 2006 / 10:00AM, VOXX - Q4 2005 AUDIOVOX CORPORATION EARNINGS CONFERENCE
CALL
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Then finally before I yield the floor here if you will permit me, Patrick, just wondering if -- you gave a lot of nice commentary about the individual segments and subsegments there and some of the new products. It sounds like everything is on track for launch in this fiscal year.

Can you give us an idea what your -- if you rank order products in terms of profit margin as a percentage contribution could you just give us a high-level
-- not going through your whole portfolio but by rough subsegments or category of product -- give us a feel for which are the most profitable or more profitable?

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PATRICK LAVELLE

Our Mobile Electronics product normally and traditionally has been our most profitable. That would be our security products or accessories or backup sensors and things like that. This year, we expect to see a much much better contribution coming from mobile video, which is -- historically have given us very good margin. We expect that our Jensen car audio line should improve as far as the margins that they've given us last year. We are expecting to see 3 or 4%
improvement in margins there.

The lowest margin contributor that we have in terms of percentage is products within our consumer group. That we expect to be down a little bit from last year, based on some of the price erosion and some of the direct importing that we're seeing.

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OPERATOR

(OPERATOR INSTRUCTIONS) Richard Greenberg with Donald Smith & Co.

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RICHARD GREENBERG

First on the stock buyback, Mike, for a long time we've talked about this and you have been hesitant, wanting to husband your cash or potential acquisitions.
Has there been any change of strategy there? Can we assume that you will continue with that? What's your current stance on the buyback?

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PATRICK LAVELLE

If at some point the price becomes attractive to us, we will step in and purchase as we've done in the fourth quarter but our game plan is to use our cash to invest in improving the efficiencies of this Company but also as we've stated many times, find the right acquisition, the right strategic acquisition that can improve our overall margin structure. And that has not changed.

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RICHARD GREENBERG

Just on the acquisitions, you have been successful in buying kind of out of favor companies at reasonable prices. And I think, recently, you've talked that that may not be possible anymore and it sounds like you may buy more established companies. But there's always a price with that. Is that a correct statement?
And then what areas are you specifically looking at?

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PATRICK LAVELLE

That is a correct statement. We are looking at a number of different companies and not all of them would be a company that may be distressed. However, let me say this. We will not overpay for any acquisition. So even though it may be the company that we're looking for, if we do not feel that the pricing is correct we will pass on it.

There are a number of opportunities. There are a number of companies that we are engaged with, as far as having conversation and I think it gives us the ability to put together the acquisition that we are really looking for here.

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RICHARD GREENBERG

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FEB. 14, 2006 / 10:00AM, VOXX - Q4 2005 AUDIOVOX CORPORATION EARNINGS CONFERENCE
CALL
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And just back on this whole margin expense issue that was discussed really if you look at your operating expense level and I (technical difficulty) you're not giving specific dollar values, but let me just pick a number. $82 million versus the 88 you did last year. On 540 million of revenues that's about 15%. Now I think you'd be hard pressed to say that your overall gross margin is going to be above 17%. Maybe you can hit that in Mobile as you have in the past but in consumer you wouldn't.

I am really having a tough time saying without substantial revenue growth, which you are not anticipating, how you can possibly achieve any reasonable operating margin with this kind of expense level.

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PATRICK LAVELLE

One of the things that we're looking at this year as we compared to last year we think we're going to see a shift back to a little bit more Mobile Electronics business, which should help improve the margins. With that said, there's -- we do not anticipate to close out a number of the lines as we did this year and those resulting charges.

Additionally we expect improvement in our mobile margins within Mobile Video, within Jensen and within our core Mobile Electronics. So that coupled with reducing some overhead, we think should put us in a position where we would be profitable.

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RICHARD GREENBERG

But Pat is it -- on a a long-term basis what -- isn't it too aggressive to say that in the mobile -- or overall for the Company that the Company can achieve margins higher than, say, 17 or 18%?

--------------------------------------------------------------------------------
PATRICK LAVELLE

No (MULTIPLE SPEAKERS)

--------------------------------------------------------------------------------
RICHARD GREENBERG

Can you really achieve margins much higher than that?

--------------------------------------------------------------------------------
PATRICK LAVELLE

I think that if we look at our margin structure, again, based on the mix that we have, we think that eventually we can get to a point north of 18%.

--------------------------------------------------------------------------------
RICHARD GREENBERG

One final point. You guys have an over $17 stated book value. You've seen acquisitions and you assume we're going to get a return on that, so I'm going to deal with stated book and not take out the intangibles. And if you just say any decent company should be able to earn a 10% return on equity, that would be
$1.70. And I think you guys would be thrilled if you could even get to $1 over the next couple of years.

So there is something wrong here and you've really got to be thinking about whether it makes more sense to say, do as you did with the cellular division.
Hey guys, we think this is a brand value here that somebody else would pay a premium for and we should really think about selling the company because with this operating expense structure we are never going to get a 10% return on shareholder's equity or even -- I'm not even sure you're going to get a 6 or 7%
is share on equity.

I really think that you can keep spinning your wheels and every couple of years were going to be looking at inventory write-downs and disruption of tangible equity through write-downs and goodwill through acquisitions. But it's very hard for you to -- for me to see you achieving a reasonable return on our equity.

--------------------------------------------------------------------------------
PATRICK LAVELLE

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FEB. 14, 2006 / 10:00AM, VOXX - Q4 2005 AUDIOVOX CORPORATION EARNINGS CONFERENCE
CALL
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Richard, I understand what you're saying but when you look at this Company, this
Company is very flexible. We have the resources to do the things that where we think could generate good income for this company. The traditional business model that you have seen us in the past doesn't necessarily mean that we have to operate within that traditional business. We have many opportunities in front of
us. We can grow organically but the acquisitions that we do could change our
Company significantly and put us in the position where we can generate the type of profit dollars that you are talking about.

And it is our intent to continue to grow this Company both organically and through smart strategic acquisitions, even if it means some of those acquisitions are in businesses that we are not in today.

--------------------------------------------------------------------------------
OPERATOR

John Bucher with Harris Nesbitt.

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JOHN BUCHER

I was wondering if we can talk about some of the products Patrick that you mentioned where you might be able to move towards the higher end of your historical gross profit margin ranges. You did mention the portable navigation area. Can you give us an idea, I mean is that still probably going to be very niche-oriented for 2006 or could that become a substantial contributor on the mobile side? Is that one of the products that you are alluding to -- categories of products that you are alluding to that could lose profitability?

And then I know you touched on -- I did my last question a little bit but if you could also go into some of the specifics. I'm guessing that the Passport product which if you could also confirm if that is still on track for a spring launch?
That that product again, while maybe a small piece of overall revenue, it should also have higher profit margins I'm guessing?

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PATRICK LAVELLE

In the case of the GPS at this particular point this year, we are looking at being more of a niche as far as the differentiator is the fact that it's an XM
Plug-N-Play and GPS all in one. We believe it will be the only one on the market. It will allow us to be different and, therefore, hold some sort of a margin better than what we expect to see in normal GPS handheld portables.
That's slated for the second half of the year. Depending on the placement --
which we think will be pretty good -- then we would have to wait and see the sell-through. If we are priced aggressively but enough where we could make some good margin, I think we could have some good success with topline revenue on that item.

When we look at -- what was -- the second part of your question was on what product?

--------------------------------------------------------------------------------
JOHN BUCHER

The Passport and other products that might have come at the higher end of that historical range in gross profit margins.

--------------------------------------------------------------------------------
PATRICK LAVELLE

The Passport will be at the end of the year. Our real increase in XM sales this year will come from our Xpress unit. The Xpress Plug-N-Play which is doing very well and gaining some very good acceptance. That will be at better margins than we have experienced with satellite radio. Based on our arrangement with XM, we have eliminated a lot of the volatility in this category. I'll bet it's not at margins that we would normally run Mobile product but certainly because of the backend cost being eliminated we would be able to hold more of the margin that we're getting.

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JOHN BUCHER

Then on to the final question, just on the brands that you are discontinuing.
You still have the rights to Prestige and Rampage and I think there's one other brand in there also. Do you still own those rights?

--------------------------------------------------------------------------------
PATRICK LAVELLE

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FEB. 14, 2006 / 10:00AM, VOXX - Q4 2005 AUDIOVOX CORPORATION EARNINGS CONFERENCE
CALL
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Yes we do. Rampage Audiovox, obviously, Prestige, Pursuit. These are all
Audiovox-owned brands.

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JOHN BUCHER

And Richard, I think in the previous set of questions, kind of alluded to the
Company's current valuation and whether brands in and of themselves might be approximating at a fairly significant percentage of where the market valuation
is. Any thoughts strategically on what you can do?I think there's other brands that you have also. So besides the core Jensen brand on other, either, whether it's crosslicensing deals or selling those brands, any types of thoughts to that?

--------------------------------------------------------------------------------
PATRICK LAVELLE

Yes we are in the process right now of setting up a licensing programs that we anticipate that will help generate additional license income on some of the brands that we own. We are in the process of doing that right now. We do have license income and we are expecting that we have a good opportunity to expand that.

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OPERATOR

Gentlemen, at this time I have no further questions within the queue.

--------------------------------------------------------------------------------
PATRICK LAVELLE

I want to thank everyone for your interest in joining us this morning. I look forward to speaking to you again and please have a nice day. Thank you.

--------------------------------------------------------------------------------
OPERATOR

Ladies and gentlemen, we thank you for your participation in today's conference.
This does conclude your presentation.

--------------------------------------------------------------------------------
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